Exhibit 3.4
Stellantis N.V.
Regulations of the Board of Directors
Article 20.3 of the articles of association of Stellantis N.V. (the “Company”) requires that the board of directors of the Company (the “Board of Directors”) establishes board regulations to deal with matters that concern the Board of Directors internally.
Therefore, the Board of Directors has adopted these regulations on [●].
Capitalized terms used but not defined in these regulations shall have the meaning set forth in the articles of association of the Company.
I.MEETINGS OF THE BOARD OF DIRECTORS
1.Time and Place of Meetings
Meetings of the Board of Directors may be held at such time and place as the Board of Directors, the Chairman, the Chief Executive Officer or the Senior Independent Director may from time to time determine.
The person or persons authorized to call meetings of the Board of Directors may establish the time and place of any such meeting, provided that meetings of the Board of Directors will be held in the Netherlands except if, due to good cause, such meeting cannot take place in the Netherlands.
2.Notice of Meetings
Notice of each meeting of the Board of Directors shall be given by the Chairman, the Chief Executive Officer, the Senior Independent Director or the Secretary, to each Director at his or her usual place of business or residence. The notice of the meeting shall state the time and place of the meeting and the business expected to be considered at the meeting.
Notice of regular meetings shall be given at least three days before the date of the meeting. Notice of special meetings may be given 24 hours prior to such meeting in case of emergency. Any such notice period may be shortened at the discretion of the Chairman, the Senior Independent Director or the Chief Executive Officer for good cause, and the taking of any such action by such individual shall be conclusive evidence that it was taken for good cause.
A meeting of the Board of Directors may be held at any time without notice if all the Directors are present or if those not present waive notice either before or after the meeting.
Notice of each meeting of the Board of Directors shall be given either by (i) personal delivery, (ii) postal delivery in the form of first-class or overnight mail (with postage or other charges thereon prepaid) or other equivalent service available at the point of mailing, (iii) courier service, or (iv) telecopy, electronic mail or other similar transmission. If sent by first-class mail or other equivalent service, such notice shall be deemed adequately delivered when deposited in the mails at least three days before the first day of the required period of notice. If by overnight mail or courier service, such notice shall be deemed adequately delivered when the notice is delivered to the overnight mail or courier service at least 24 hours before the first day of the required period of notice. If by telecopy, electronic mail or other similar transmission, such notice shall be deemed adequately delivered when the notice is transmitted.
3.Organization and Responsibilities
(a)General
The Board of Directors shall appoint one of its non-executive Directors who is also an Independent Director as referred to in Section I.8 as “voorzitter” of the Board of Directors. That person shall be referred to as the “Senior Independent Director”. The Senior Independent Director, or in his or her absence, any other non-executive Director chosen by a majority of the Directors present at a meeting, shall preside at meetings of the Board of Directors.
The Board of Directors shall determine the number of Directors, taking into account 2 executive Directors and the articles of association of the Company.
The Board of Directors may grant to any individual Director, whether executive or non-executive, the title of Chairman, Chief Executive Officer and Vice Chairman.
During the first 5-year period after the Effective Date, the Chairman will be John Elkann, the Chief Executive Officer will be Carlos Tavares and the Vice Chairman will be Robert Peugeot.
It is the responsibility of the non-executive Directors to oversee the policies carried out by the executive Directors and the general affairs of the Company and its affiliated enterprise. In so doing, the non-executive Directors should also focus on the effectiveness of the Company’s internal risk management and control systems and the integrity and quality of the financial reporting. It is also the responsibility of the non-executive Directors to determine the remuneration of the executive Directors and to nominate candidates for the Director appointments (excluding candidates that will be nominated in accordance with article 19.3 of the articles of association of the Company). Furthermore, the Board of Directors may allocate certain specific responsibilities to one or more individual Directors or to a committee comprised of eligible Directors of the Company and subsidiaries of the Company.
The Board of Directors may determine an allocation of responsibilities among Directors, provided that non-executive Directors will not be involved in the day-to-day management of the business. If the Chairman is an executive Director, his/her role as executive Director will be exclusively as described in paragraph 3(b) below. The Board of Directors may also determine, in accordance with article 20.3 of the articles of association of the Company, that one or more Directors can lawfully adopt resolutions (rechtsgeldig besluiten) concerning matters belonging to his or their duties within the meaning of Section 2:129a paragraph 3 of the Dutch Civil Code, such duties to be determined by a resolution of the Board of Directors, and that the provisions of the Sections I.6, I.9 and I.10 of these regulations shall apply correspondingly to such resolutions, provided that any Directors that adopt any resolutions within the meaning of Section 2:129a paragraph 3 of the Dutch Civil Code will have to inform the other Directors thereof within a reasonable time.
For avoidance of doubt, nothing in these regulations is intended or shall be interpreted to restrict the direct access that any shareholder entitled to nominate board representatives in accordance with article 19.3 of the articles of association of the Company shall have to any of the Chairman, the Senior Independent Director and the Chief Executive Officer.
The Secretary or, in his or her absence, any person designated by the Senior Independent Director or the Chairman shall act as secretary of any meeting of the Board of Directors.
The minutes of meetings of the Board of Directors shall be confirmed by the Senior Independent Director or the Chairman and by the Secretary, signed by them and filed with the minutes of the proceedings of the Board of Directors.
The original copies of such minutes shall be kept in the Netherlands.
(b)Specific powers of the Chairman
In addition to the Chairman’s powers set out in these regulations, if the Chairman is an executive director, he/she will be consulted and work together with the Chief Executive Officer on that basis on important strategic matters affecting the Company:
•Budget/long-term strategic planning;
•Mergers and acquisition transactions, including significant joint-ventures, investments and divestments;
•Strategic evolution of the brand portfolio and significant product investment;
•Appointments, succession planning and compensation for key positions in the Global Executive Committee;
•Institutional relationships, including relationships with key governmental stakeholders, particularly on matters of strategic significance;
•Significant public relations matters and major communication events/topics;
•Interaction with principal shareholders and key partners; and
•Providing leadership to the Board of Directors and, in crisis circumstances, to the executive management on governance matters and ad hoc crisis management, in each case, without prejudice to the powers of the Board of Directors.
If the Chairman is an executive director, he/she shall not carry the title of “Executive Chairman”.
(c)Specific powers of the Chief Executive Officer

In addition to his/her powers set out in the articles of association of the Company and these regulations, the Chief Executive Officer will be responsible for the management of the Company in accordance with the Dutch Civil Code and will be vested with full authority to represent the Company individually.
4.Replacement of the independent Directors originally nominated by PSA or FCA
If, during the first 4-year period following the Effective Date, an alternate director appointed by the general meeting upon designation by Peugeot S.A. (“PSA”) or Fiat Chrysler Automobiles N.V. (“FCA”) cannot replace a departing director originally nominated by PSA or FCA respectively or if no such alternate director has been designated by either PSA or FCA, as applicable, the remaining member of the Board of Directors who was originally nominated by PSA or FCA (including any independent director who was substituted for any such departing independent director during the initial term of office), as applicable, together with the director(s) appointed by the former shareholders of the entity that initially nominated the departing independent director, shall nominate the person whose appointment will be submitted to the general meeting to replace the departing independent director originally nominated by PSA or FCA.
5.Proxy
A Director may be represented at a meeting of the Board of Directors only by another Director duly authorized in writing, and such authorization shall constitute presence by proxy at such meeting. A Director may not act as a proxy for more than one other Director.
6.Participation
Directors in office shall use their best efforts to be physically present at the meetings of the Board of Directors.
By exception, Directors may participate in a meeting of the Board of Directors by means of telephone or video conference or similar communications equipment, provided that all persons participating in the meeting can hear, and be heard by, one another, and participation in a meeting in such a manner shall constitute presence in person at such meeting.
The person or persons authorized to call meetings of the Board of Directors shall ensure that such meetings are scheduled sufficiently in advance to enable a majority of Directors to be physically present at the place of such meetings.
7.Conflict of Interest
A Director shall not participate in discussions and decision making with respect to a matter in relation to which he/she has a direct or indirect personal interest which is in conflict with the interests of the Company and the business associated with the Company (“Conflict of Interest”), which shall be determined outside the presence of the Director concerned. All transactions, where there is a Conflict of Interest, must be concluded on terms that are customary in the branch concerned and approved by the Board of Directors. In addition, the Board of Directors as a whole may determine that there is such a strong appearance of a Conflict of Interest of a Director in relation to a specific matter, that it would be inappropriate for such Director to participate in discussions and the decision making process with respect to such matter.
A Director shall promptly report any Conflict of Interest to the Chairman (or to the Senior Independent Director or another Director in case of the Chairman) and shall provide all relevant information concerning such Conflict of Interest.
8.Determination of independence
At least annually, each Director shall assess in good faith whether he/she is independent under (A) best practice provision 2.1.8 of the Dutch Corporate Governance Code, (B) the requirements of Rule 10A-3 under the Exchange Act and (C) Section 303A of the NYSE Listed Company Manual.
Each Director shall inform the Board of Directors through the Senior Independent Director or the Secretary as to all material information regarding any circumstances or relationships that may impact their characterization as “independent,” or impact the assessment of their interests, including by responding promptly to an annual questionnaire circulated by or on behalf of the Secretary that is designed to elicit information regarding such Director’s business and other relationships relevant to the determination of independence.
Based on each Director’s assessment described above and such Director’s responses to the annual D&O questionnaires, the Board of Directors shall make a determination annually regarding whether such Director is “independent” under the Dutch Corporate Governance Code and the applicable rules of the Euronext Paris, New York Stock Exchange and the Mercato Telematico Azionario managed by the Borsa Italiana S.p.A. (each Director that, based on the determination of the Board of Directors, qualifies as "independent", an "Independent Director"). These annual determinations shall be conclusive, absent a change in circumstances from those disclosed to the Board of Directors or a material omission from such disclosures, that necessitates a change in such determination and each Director shall promptly inform the Senior Independent Director (or another Director in the case of the Senior Independent Director) of any such change in circumstances that is material to such determination.
9.Quorum
Except as otherwise required by applicable law or the Company’s articles of association, the presence either in person or by proxy of a majority of the total number of Directors then in office shall be required and constitute a quorum for the transaction of business, including the adoption of resolutions. If at any meeting of the Board of Directors a quorum is not present, the Directors present or the presiding Director may adjourn the meeting, without notice other than adjournment at the meeting, until a quorum shall be present.

10.Board Action at Meeting
The vote of the majority of the Directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.
As an exception to the foregoing, the approval of any amendment of the regulations of the Board of Directors or any decision of the Board of Directors that relates to the powers and authority of the Chairman, the Chief Executive Officer, the Senior Independent Director or the Vice-Chairman, including to amend the provisions of this paragraph, requires a two-third majority of the votes cast at a meeting at which a quorum is present.
Each Director shall have one vote and no Director shall have a casting vote on any decision.
Resolutions shall be recorded in the minutes of a meeting pursuant to Section I.3 above.
11.Board Action Without Meeting
Resolutions may be adopted by the Board of Directors without convening a meeting if all Directors shall have expressed their opinions in writing, unless one or more Directors shall object in writing against a resolution being adopted in this way prior to the adoption of the resolution. A resolution shall in this case be adopted if the majority of all Directors then in office shall have executed a written consent in favor of the adoption of the resolution concerned. The Secretary, or, in his or her absence, any assistant secretary shall file any such resolution with the minutes of the proceedings of the Board of Directors.
12.Agenda for Meetings
The Senior Independent Director and the Chairman, in consultation with the Chief Executive Officer, will establish the agenda for each meeting of the Board of Directors. Each Director may suggest the inclusion of items of business on the agenda.
13.Materials Distributed in Advance
Information material to the understanding of the items of business to be considered at a meeting of the Board of Directors shall generally be distributed to Directors in advance of the meeting to allow reasonable time for review prior to the meeting. The Directors acknowledge, however, that in exceptional circumstances the distribution of such materials prior to a meeting may not be practicable or advisable.
14.“In Writing” Defined
The expression “in writing” as used herein shall include any message transmitted by letter, by telecopier, by e-mail, or by a legible and reproducible message otherwise sent (including electronically), provided that the identity of the sender can be reasonably established.

II.MEETINGS OF COMMITTEES OF THE BOARD OF DIRECTORS
1.Board Committees
The Board of Directors shall appoint from among its qualified members an audit committee (the "Audit Committee"), a governance committee (the "Governance Committee"), and a remuneration committee (the "Remuneration Committee") provided that the Audit Committee shall be composed solely of Independent Directors as referred to in Section I.8. Each of the Governance Committee and the Remuneration Committee shall be chaired by an independent Director. The Board of Directors may also establish any other standing or ad hoc committees as it may deem appropriate from time to time.
2.Time and Place of Meetings
Meetings of committees of the Board of Directors shall be held at such time and place as the chairperson of the committee or a majority of the members of the committee may from time to time determine, provided that meetings of each committee of the Board of Directors will be held in the Netherlands except if, due to good cause, such meeting cannot take place in the Netherlands.
3.Notice of Meetings
Notice of each meeting of a committee of the Board of Directors shall be given by the chairperson of the committee or by the Secretary to each committee member at his or her usual place of business or residence. The notice of the meeting shall state the time and place of the meeting and the business expected to be considered at the meeting.
Notice of meetings of committees of the Board of Directors shall be given at least three days before the date of the meeting. Notice of special meetings may be given at least 24 hours prior to such meeting in case of emergency. Such notice period may be shortened at the discretion of the chairperson of the committee for good cause and the taking of any such action shall be conclusive evidence that it was for good cause.
A meeting of a committee of the Board of Directors may be held at any time without notice if all committee members are present or if those not present waive notice either before or after the meeting.
Notice of each meeting of a committee of the Board of Directors shall be given either by (i) personal delivery, (ii) postal delivery in the form of first-class or overnight mail (with postage or other charges thereon prepaid) or other equivalent service available at the point of mailing, (iii) courier service or (iv) telecopy, electronic mail or other similar transmission. If sent by first- class mail or other equivalent service, such notice shall be deemed adequately delivered when deposited in the mails at least three days before the first day of the required period of notice. If by overnight mail or courier service, such notice shall be deemed adequately delivered when the notice is delivered to the overnight mail or courier service at least 24 hours prior to the required period of notice. If by telecopy, electronic mail or other similar transmission, such notice shall be deemed adequately delivered when the notice is transmitted.
4.Organization
The chairperson of a committee of the Board of Directors or, in his or her absence, a committee member chosen by a majority of the committee members present at a meeting shall preside at, and act as chairperson of, any meeting of such committee, provided that (i) the Audit Committee, the Governance Committee and the Remuneration Committee will each be chaired by an Independent Director and (ii) the Senior Independent Director or a former executive Director cannot serve as chairman of the Audit Committee.
The minutes of meetings of a committee of the Board of Directors shall be confirmed by the chairperson and the secretary of the meeting (if any), signed by them and filed with the minutes of the proceedings of the committee.
The original copies of such minutes shall be kept in the Netherlands.
5.Participation
Members of a committee of the Board of Directors shall use their best efforts to be physically present at the meetings of such committee.
By exception, members of a committee of the Board of Directors may participate in a meeting of such committee by means of telephone or video conference or similar communications equipment by means of which all persons participating in the meeting can hear, and be heard by, one another, and participation in such a manner in a meeting shall constitute presence in person at such meeting.
The person or persons authorized to call meetings of a committee shall ensure that such meetings are scheduled sufficiently in advance to enable a majority of the members of the committee to be physically present at the place of such meetings.
6.Quorum
Except as otherwise required by applicable law, the articles of association of the Company or the resolution of the Board of Directors designating the committee, the presence in person of a majority of the total number of members of a committee of the Board of Directors (and if the committee consists of an even number of members, at least one-half) shall be required and constitute a quorum for the transaction of business, including the adoption of resolutions. If any meeting of a committee of the Board of Directors a quorum is not present, the committee members present or the chairperson may adjourn the meeting, without notice other than adjournment at the meeting, until a quorum shall be present.

Whenever a quorum cannot be secured for any meeting of a committee of the Board of Directors from the members of such committee, the member or members thereof present and not disqualified from voting may unanimously appoint one or more non-executive Directors who are not regular members of the committee to act at the meeting in the place of any absent or disqualified member or members of the committee.
7.Committee Action at Meeting
The vote of the majority of the members of a committee of the Board of Directors present at any meeting at which a quorum is present shall be the act of the committee. Each committee member shall have one vote.
Resolutions shall be recorded in the minutes of a meeting pursuant to Section II.4 above.
8.Committee Action Without Meeting
Resolutions may be adopted by a committee of the Board of Directors without convening a meeting if all committee members shall have expressed their opinions in writing, unless one or more committee members shall object against a resolution being adopted in this way prior to the adoption of the resolution. A resolution shall in this case be adopted if the majority of all committee members shall have executed a written consent in favor of the adoption of the resolution concerned. The Secretary or, in his or her absence, any assistant secretary shall file any such resolution with the minutes of the proceedings of the committee.
9.Agenda for Meetings
The chairperson of a committee of the Board of Directors, in consultation with other committee members and appropriate members of management, will establish the agenda for each meeting of the committee.
10.Materials Distributed in Advance
Information material to the understanding of the items of business to be considered at a meeting of a committee of the Board of Directors shall generally be distributed to committee members in advance of the meeting to allow reasonable time for review prior to the meeting. The committee members acknowledge, however, that from time to time the distribution of such materials prior to a meeting may not be practicable or advisable.
11.“In Writing” Defined
The expression “in writing” as used herein shall include any message transmitted by letter, by telecopier, by e-mail, or by a legible and reproducible message otherwise sent (including electronically), provided that the identity of the sender can be reasonably established.

III.RELATIONSHIP WITH THE GENERAL MEETING OF SHAREHOLDERS
1.Convocation
General meetings of shareholders shall be held in Amsterdam or Haarlemmermeer (Schiphol Airport), the Netherlands, and shall be called by the Board of Directors, the Chairman, the Senior Independent Director or the Chief Executive Officer, in such manner as is required to comply with the law and the applicable stock exchange regulations and in accordance with the articles of association of the Company.
2.Information to be provided to the general meeting of shareholders
The agenda of the annual general meeting of shareholders shall contain, inter alia, the items specifically included in the articles of association of the Company. The Board of Directors shall provide the general meeting of shareholders with all requested information, unless this would be contrary to an overriding interest of the Company. If the Board of Directors invokes an overriding interest, it must give reasons.
If a right of approval is granted to the general meeting of shareholders by law or the articles of association of the Company or the Board of Directors requests a delegation of powers or authorization, the Board of Directors shall inform the general meeting of shareholders by means of a circular or explanatory notes to the agenda of the material facts relevant to the approval, delegation or authorization to be granted.
The Board of Directors is responsible for the corporate governance structure of the Company and must give account to the general meeting of shareholders in relation to such structure. The Board of Directors shall adopt a policy in respect of bilateral contacts with the general meeting of shareholders and the Company’s shareholders.
IV.EMPLOYEE REPRESENTATIVES ON THE BOARD OF DIRECTORS
The employee representatives on the Board of Directors shall be appointed in accordance with the procedure provided in the Company's articles of association and shall meet established standards of experience appropriate for service on the Board of Directors of a global automaker. The employee representatives on the Board of Directors shall not hold a mandate within an employee representative body or be an officer or a representative of any labor or union organization and, if applicable, shall resign from any such position prior to their appointment.